UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2024

CALIDI BIOTHERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40789	86-2967193
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4475 Executive Drive, Suite 200, San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

(858) 794-9600

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common stock, par value $0.0001 per share	CLDI	NYSE American LLC

Warrants, each whole warrant exercisable for one share of common stock	CLDWW	OTC Pink Marketplace

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On November 14, 2024, Calidi Biotherapeutics, Inc. (the “Company”) entered into a Placement Agency Agreement (the “Agreement”) with Ladenburg Thalmann & Co. Inc. (the “Placement Agent”), pursuant to which the Company agreed to issue in a public offering 4,437,869 shares of the Company’s common stock (the “Shares”), par value $0.0001 per share (“Common Stock”), a purchase price of $1.69 per Share.

The closing of the offering took place on November 15, 2024. The gross proceeds from the offering were approximately $7.5 million, before deducting placement agent fees and other offering expenses payable by the Company and excluding the net proceeds, if any, from the exercise of the Placement Agent Warrants (as defined below).

The Shares were offered by the Company pursuant to a shelf registration statement on Form S-3 (File No. 333-282456), which was declared effective by the Securities Exchange Commission on October 10, 2024, and a prospectus supplement dated November 14, 2024 and the base prospectus included therein.

Pursuant to the terms of the Agreement, and subject to certain exceptions as set forth therein, until fifteen (15) days following the closing of the offering, the Company has agreed not to issue (or enter into any agreement to issue) any shares of Common Stock or Common Stock equivalents. The Company has further agreed not to enter into an agreement involving a variable rate transaction until six (6) months following the closing of the offering. In addition, each of the Company and the Company’s directors and executive officers have entered into lock-up agreements pursuant to which each of them has agreed not to, for a period of fifteen (15) days and ninety (90) days, respectively, from the closing of the offering, offer, sell, transfer or otherwise dispose of the Company’s securities, subject to certain exceptions. Notwithstanding, the Company’s Chief Executive Officer, after twenty-five (25) days and until the end of the lock-up period, may, to address personal tax planning strategies, sell no more than 10,000 shares of Common Stock. The Placement Agent may waive the terms of these lock-up agreements in its sole discretion and without notice.

Pursuant to the Agreement, the Placement Agent agreed to act on a reasonable “best efforts” basis, in connection with the offering. The Company agreed to pay the Placement Agent an aggregate cash fee of 8.0% of the gross proceeds from the sale of securities in the offering, a 1% management fee of the gross proceeds and reimburse certain out-of-pocket expenses. As additional compensation to the Placement Agent, in connection with the Transactions, the Company issued to the Placement Agent (or its designees) a warrant (the “Placement Agent Warrant”) to purchase an aggregate of 221,893 shares of Common Stock (the “Placement Agent Warrant Shares”), equal to 5% of the aggregate number of shares of Common Stock sold in the offering, at an exercise price per share equal to $2.1125, which is equal to 125% of the offering price of the Shares. The Placement Agent Warrants are exercisable six (6) months from the date of issuance and expire on the five-year anniversary of Initial Exercise Date (as defined in the Placement Agent Warrant). The Placement Agent Warrant may be exercisable via “cashless exercise” in certain circumstances.

The Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company, including for liabilities arising under the Securities Act (the “Securities Act”), and other obligations of the parties and termination provisions.

The foregoing descriptions of the Placement Agent Warrant and the Agreement are not complete and are qualified in their entirety by reference to the full text of the form of Placement Agent Warrant, and form of Agreement, copies of which are filed as Exhibits 4.3 and 10.1, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.

The legal opinion of Sichenzia Ross Ference Carmel LLP relating to the validity of the securities issued in the offering is filed herewith as Exhibit 5.1.

Item 3.02 Unregistered Sales of Equity Securities.

The Placement Agent Warrants and the shares issuable upon exercise of the Placement Agent Warrants have not been registered under the Securities Act, or the securities laws of any state, and are being offered and sold in reliance on the exemption from registration under the Securities Act, afforded by Section 4(a)(2) under the Securities Act and Regulation D promulgated thereunder.

Item 8.01 Other Events.

On November 13, 2024, the Company issued a press release announcing the launch of the offering. A copy of the press release is furnished as Exhibit 99.1 to this Form 8-K.

On November 14, 2024, the Company issued a press release announcing the pricing of the offering. A copy of the press release is furnished as Exhibit 99.2 to this Form 8-K.

On November 15, 2024, the Company issued a press release announcing the closing of the offering. A copy of the press release is furnished as Exhibit 99.3 to this Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
4.3	Form of Placement Agent Warrant
5.1	Opinion of Sichenzia Ross Ference Carmel LLP
10.1	Form of Placement Agency Agreement
23.1	Consent of Sichenzia Ross Ference Carmel, LLP (contained in Exhibit 5.1)
99.1	Launch Press Release Dated November 13, 2024
99.2	Pricing Press Release dated November 14, 2024
99.3	Closing Press Release dated November 15, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALIDI BIOTHERAPEUTICS, INC.
Dated: November 15, 2024
	By:	/s/ Andrew Jackson
	Name:	Andrew Jackson
	Title:	Chief Financial Officer

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